Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Harman International Industries, Incorporated:

We consent to the incorporation by reference in Registration Statement Nos. 33-28973, 33-60236, 33-59605, 333-02197,

333-28793, 333-32673, 333-103487, 333-103488 and 333-155962 on Form S-8, and 333-159985 and 333-154714 on Form S-3 of Harman International Industries, Incorporated of our report dated August 19, 2009, with respect to the consolidated balance sheets of Harman International Industries, Incorporated and subsidiaries as of June 30, 2009 and 2008, and the related consolidated statements of operations, cash flows, and shareholders equity and comprehensive income, and the related financial statement schedule, for each of the years in the three-year period ended June 30, 2009, and the effectiveness of internal control over financial reporting as of June 30, 2009, which report appears in the June 30, 2009 annual report on Form 10-K of Harman International Industries, Incorporated.

As discussed in Note 10 to the consolidated financial statements, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, effective July 1, 2007.

/s/ KPMG LLP

Stamford, CT

August 19, 2009